Exhibit 10.12
EXCLUSIVE LICENSE AGREEMENT
     THIS LICENSE AGREEMENT is made and entered into as of March 1, 2010 (“Effective Date”), by and between PURDUE RESEARCH FOUNDATION, a statutory body corporate formed and existing under the Indiana Foundation or Holding Companies Act of 1921 (hereinafter referred to as “PRF”), and Endocyte Corporation, an Indiana corporation, having a place of business at West Lafayette, Indiana (hereinafter referred to as “LICENSEE”) collectively referred to hereinafter as the “Parties.”
WITNESSETH:
     WHEREAS, PRF is the assignee of the right, title, and interest in the patent-protected materials described in Appendix A attached hereto (hereinafter, together with all provisional applications, divisions, continuations, continuations-in-part, foreign counterparts, and reissues thereof, collectively “Patents”); and
WHEREAS, PRF wishes to have the inventions further developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit; and
WHEREAS, LICENSEE wishes to obtain certain rights to pursue the development and commercialization of the inventions; and
WHEREAS, PRF wishes to grant LICENSEE such rights in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the Parties, intending to be legally bound, hereby agree as follows.
ARTICLE I — DEFINITIONS
     As used herein, the following terms shall have the following meanings:
     1.1 “Affiliate” shall mean a corporation, company, partnership, or other business entity which controls or is controlled by, or is under common control with, the designated party. In the case of a corporation or company, “control” means ownership either directly or indirectly of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors. The term “Affiliate” shall not include a third-party sublicensee of LICENSEE.
     1.2 “FDA Approval” shall mean final approval from the United States Food and Drug Administration to distribute, market and sell any Licensed Product in the United States.

     1.3 “Licensed Products” shall mean products falling within the scope of a Valid Claim or claims of the Patents or made by processes within the scope of a Valid Claim or claims of the Patents.
     1.4 “Sales Value” shall mean (i) in the case of Licensed Products sold to third parties, the invoice price, F.O.B place of manufacture, exclusive of sales taxes, packing, shipping and insurance charges, and less returns, allowances, and discounts actually allowed; and (ii) in the case of any use of any Licensed Product by LICENSEE, any Affiliate or any third party for the purpose of any testing or studies necessary to obtain FDA Approval, Zero Dollars ($0.00).
     1.5 “Valid Claim” shall mean any claim contained in any pending patent application or issued patent included within the Patents which has not been abandoned or declared invalid in a non-appealable order, as the case may be, and which would be infringed by the manufacture, use or sale of Licensed Products in the absence of the licenses granted hereunder.
     1.6 “Territory” shall mean all countries, worldwide.
     1.7 “Field of Use” shall mean:
     (a) All Diagnostic and Imaging Applications; and
     (b) All Therapeutic Applications.
     1.8 “Therapeutic Applications” shall mean any use of a Licensed Product for the prevention or treatment of disease or injury.
     1.9 “Diagnostic or Imaging Applications” shall mean any use of a Licensed Product for purposes of the investigation or determination of the nature or extent of any disease or injury.
     1.10 “Know-How” shall mean any and all confidential unpatented and/or non-patentable data, materials, samples and other information owned and controlled by PRF which relate to the Patents or which is useful in the Manufacture, use or sale of Licensed Products.
ARTICLE II — GRANTS
     2.1 PRF grants, subject to the terms of this Agreement, to LICENSEE a royalty-bearing, exclusive license under the Patents to make, to have made, use, offer for sale, sell and import and sell Licensed Products in the Field of Use in the Territory.

     2.2 PRF grants, subject to the terms of this Agreement, to LICENSEE a non-exclusive license under the Know-How to make, to have made, use, offer for sale, sell and import and sell Licensed Products in the Field of Use in the Territory.
     2.3 LICENSEE shall have the right to grant sublicenses under the license granted herein, and to extend the sublicenses to any third party or Affiliate of LICENSEE. LICENSEE shall notify PRF promptly of any grant of sublicense hereunder and the terms thereof.
     2.4 PRF shall reserve, and the license granted shall be subject to the royalty-free right in PRF (or in Purdue University, if PRF’s rights are assigned to the University) to make or have made for its use (but not to sell) the products or devices (or the rights to practice the process, if a process invention) under each patent, provided that such reserved rights shall be used by PRF (or the University as the case may be) solely for educational and research purposes and not for commercial purposes.
     2.5 All rights reserved to the United States Government and others under Public Law 96-517 and 98-620 shall remain and shall in no way be affected by this Agreement.
     2.6 PRF hereby warrants that it is the owner of the Patents and that such Patents are not subject to any lien, encumbrance, license or claim of ownership of any third party, except to the extent stated in Section 2.4, in derogation of the rights granted to LICENSEE in this Agreement.
ARTICLE III — DILIGENCE
     3.1 (a) Diligence and Commercialization. Because the invention is not yet commercially viable as of the Effective Date, LICENSEE will use, or shall cause its Sublicensees to use, commercially reasonable efforts to diligently develop, manufacture, and sell Licensed Product(s). Furthermore, LICENSEE agrees to accomplish the Dilligence Milestone Tasks, (a) to (c) defined in the table below, on or before the stated Due Date for each Dilligence Milestone Task, (a) to (c) as defined below.

Diligence Milestone Tasks	Due Date	Penalty Amount

(a) IND Application Approved	February 28th, 2011	[*]
(b) Initiation of Phase II clinical trials	February 28th, 2014	[*]
(c) Initiation of Phase III clinical trials	February 28th, 2014	[*]
LICENSEE shall inform PRF, on or before the Diligence Milestone Task Due Date, whether such Diligence Milestone Task has been accomplished. If any of Diligence Milestone Tasks (a) to (c) above are not completed on or before their respective Due Date, LICENSEE may cure each such failure to accomplish such Diligence Milestone Task by payment to PRF of the associated Penalty Amount, as defined in the table above, within thirty (30) days of the respective missed Dilligence Milestone Task Due Date. For clarity, the Penalty Amounts paid by LICENSEE to cure each failure to accomplish a Dilligence Milestone Task by the respective Due Date is separate from any earned royalty and/or minimum annual royalty payments owed to PRF.
     3.2 Commencing twenty-four (24) months following FDA Approval, if, at any time, PRF is of the reasonable opinion that LICENSEE is not meeting the public demand, as outlined below, for Licensed Products, PRF shall notify LICENSEE to that effect and LICENSEE shall have six (6) months after such notice within which to meet such demand or to make other arrangements satisfactory to PRF. If at the end of six (6) months’ period PRF is not satisfied that the public demand is or will be reasonably met by LICENSEE, PRF may, at its option, terminate the license or convert the exclusive license to a non-exclusive license upon sixty (60) days’ notice to LICENSEE. Net sales, based upon Sales Value, of Five Hundred Thousand Dollars ($500,000) or more of the Licensed Products by LICENSEE and any sublicensees during the first twenty-four (24) following FDA Approval shall be regarded by PRF as meeting the public demand.
ARTICLE IV — PRF ROYALTY OBLIGATIONS AND MILESTONE PAYMENT
     4.1 Subject to all the terms and conditions of this Agreement, for each calendar year this Agreement is in effect, LICENSEE shall pay to PRF an earned royalty, which shall be agreed to in writing by the parties and which shall not exceed the maximum percentages set forth below, calculated as a percentage of the Sales Value of Licensed Products made, used, sold or imported by LICENSEE, it sublicensees or its Affiliates in each country of the Territory in which there is (are) valid unexpired Patents. The royalties due hereunder shall be payable on a country-by-country basis in each country until the expiration of the last to expire
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

of the Patents covering the Licensed Products or the manufacture use or sale of the Licensed Products in such country. The royalty percentage for therapeutic applications shall be [*] of the Sales Value of Licensed Products used or sold for sales up to [*], and [*] of the Sales Value of Licensed Products used or sold for sales in excess of [*]. The royalty percentage for diagnostic applications shall be [*] of the Sales Value of Licensed Products used or sold for sales up to [*], and [*] of the Sales Value of Licensed Products used or sold for sales in excess of [*].
At any time during the term of this agreement prior to the initiation of a Phase III clinical trial of a Licensed Product, Endocyte will have the right to buy down the royalty rates for therapeutic applications or diagnostic applications from PRF at a rate of $[*] dollars for each [*]% point decrease in royalty.
At any time after the commencement of Phase III clinical trial and before Data Base Lock of the Phase III clinical trial of a Licensed Product, Endocyte will have the right to buy down the royalty rates for therapeutic applications or diagnostic applications from PRF at a rate of $[*] for each [*]% point decrease in royalty.
Should Endocyte wish to buy down the royalty rate on either diagnostic or therapeutic applications following Data Base Lock of a Phase III clinical trial of a Licensed Product, Endocyte will meet with PRF to negotiate a mutually agreeable price for the buy-down in dollars per percent decrease of royalty rate.
Endocyte shall not under any circumstances have the right to buy down any royalty rate on therapeutic applications below [*]. Endocyte shall not have the right to buy down any royalty rate on diagnostic applications below [*].
     4.2 LICENSEE shall pay to PRF an annual minimum royalty for each calendar year during the life of this Agreement beginning in calendar year 2010. The minimum royalty shall be payable on or before December 31 of each such calendar year. Prior to the first commercial sale of a Licensed Product the minimum annual royalty shall be fifteen thousand dollars ($15,000.00). Following the first commercial sale of a Licensed Product the minimum annual royalty shall be one hundred thousand dollars ($100,000.00).
If earned royalties for any calendar year do not equal or exceed the minimum royalty owed for that calendar year, LICENSEE shall pay PRF an amount equal to the difference between the calendar year earned royalty and the calendar year
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

minimum royalty, said amount payable on or before January 31 of the next following calendar year.
     4.3 Upon approval of a New Drug Application (“NDA”) in the United States for a Licensed Product, LICENSEE will pay PRF a Milestone Payment (“Milestone Payment”) of five-hundred thousand dollars ($500,000.00). Milestone Payment is due to PRF within one hundred eighty (180) days from the date of NDA approval. For clarity, Milestone Payment is separate from earned royalty and/or minimum annual royalty payments owed by LICENSEE to PRF.
ARTICLE V — RECORDS, REPORTS, PAYMENTS
     5.1 LICENSEE shall keep accurate books and records showing all sales and use by LICENSEE and its sublicensee of Licensed Products, together with such other information as shall be necessary to enable earned royalties to be computed, and such books and records showing all sales and use by LICENSEE and its sublicensee of Licensed Products shall be kept for a period of three (3) years from the creation of such books and records. On or before the last day of March, June, September, and December of each year during the life of this Agreement, LICENSEE shall render to PRF a written report showing the calculation, in reasonable detail, of earned royalty for the preceding calendar quarter and shall accompany each such report with payment of any amount shown to be due. Such reports are to be made by LICENSEE whether or not royalties are owed. Such reports and any royalties due will be made to PRF within thirty (30) days of the end of each calendar quarter. Not more than once per calendar year during the term of this Agreement, LICENSEE’s records and books shall be open during reasonable business hours for reasonable inspection by a certified public accountant appointed and paid for by PRF and reasonably acceptable to LICENSEE, to determine the accuracy of such royalty statements and payments but for not other purpose. PRF agrees that it and its designees shall keep confidential and shall not disclose or use for purposes other than those set forth in Section 5.1, any information, report or document provided to or made available to PRF or its designee.
ARTICLE VI — PATENT PROSECUTION
     6.1 As between PRF and LICENSEE, PRF shall have responsibility for filing, prosecution and maintenance of all Patents in the Territory. LICENSEE shall have the right to review pending Patent applications and make recommendations to PRF concerning them. PRF will consider in good faith all reasonable suggestions of LICENSEE with respect thereto. PRF agrees to keep LICENSEE informed of the course of patent prosecution or other proceedings with respect to the Patents within the Territory. In the event PRF elects not to file, prosecute or maintain any or all of the Patents in the Territory, PRF shall assign this responsibility to LICENSEE and cooperate to assure the filing, prosecution and maintenance of all Patents. The parties shall hold all information disclosed to it under this Section as confidential.
     6.2 LICENSEE shall have the right but not the obligation to seek extensions of the terms of Patents in the Territory. At LICENSEE’S request, PRF shall either diligently seek to obtain such extensions or authorize LICENSEE to act as PRF’s agent for the purpose of making any application for any extensions of the term of Patents and provide reasonable assistance therefor to LICENSEE, in either event, at LICENSEE’s expense.
     6.3 PRF shall promptly provide LICENSEE copies of all notices and correspondence to or from the U.S .Patent and Trademark Office and any foreign patent offices.
     6.4 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patents shall be the responsibility of LICENSEE, whether or not such fees and costs were incurred before or after the date of this Agreement.
     6.5 PRF will provide all requested Know-How to LICENSEE at LICENSEE’s expense.
ARTICLE VII — INFRINGEMENT/ENFORCEMENT
     7.1 If during the term of this Agreement one ore more Patents licensed hereunder is or appears to be infringed by a third party within the Field of Use, then the party having knowledge thereof shall notify the other and the parties shall consult to consider what, if any, action should be taken. Under no circumstances shall PRF have the obligation to enforce Patents. LICENSEE shall have the first right (but not the obligation) to notify the infringer and/or initiate litigation or legal proceedings to abate the infringement. In the event LICENSEE commences litigation, LICENSEE shall notify PRF in writing that the litigation has been commenced. PRF may elect to join in any such legal proceedings against the alleged infringer. In the event LICENSEE has not initiated such legal proceedings within six (6) months after becoming aware of the infringement, then PRF may initiate such legal proceedings on its own behalf; and thereafter, LICENSEE may elect to join in those proceedings.
     7.2 If PRF elects to join in legal proceedings commenced by LICENSEE or sublicensee, or if LICENSEE or sublicensee elected to join in legal proceedings commanded by PRF, all fees and costs incurred therein, and all damages shall be the responsibility of PRF. If one Party elects not to join in legal proceedings initiated by the other Party, then the initiating Party shall be responsible for all fees and costs incurred therein. All reasonable costs and expenses incurred as a result of said legal proceedings shall be recoverable by LICENSEE or sublicensee out of damages and awards recovered by LICENSEE, sublicensee and/or PRF. Any remaining amounts from damages and awards, once costs and expenses have been recovered, shall be divided between LICENSEE and PRF as follows: LICENSEE shall retain seventy-five percent (75%) and PRF shall retain twenty-five percent (25%) of the damages and awards recovered by LICENSEE. Each Party shall reasonably cooperate with the other Party, whether joining or not, in the conduct of the proceedings (such as by joining in name only); however, where PRF is joined in any such legal proceedings in name only as a necessary party and not at its election, then LICENSEE shall indemnify and hold harmless PRF from and against any and all actions, claims, and counterclaims brought against PRF, and LICENSEE agrees to pay all legal expenses, damages, and costs which may be finally assessed against PRF in such actions, claims, and counterclaims.
     7.3 PRF makes no warranty that the subject matter of the invention licensed hereunder will not infringe any third party patent and PRF makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of any Patents hereby licensed.
     7.4 If LICENSEE, any sublicensee or customer is named as a defendant in a lawsuit (hereinafter “Defendant”) charging Defendant with patent infringement as a result of its manufacture or sale of Licensed Products or its use of Licensed Products as disclosed in Patents or otherwise contending that Defendant does not have the right to manufacture, sell or so use Licensed Products, and LICENSEE so notifies PRF that such a lawsuit has been filed and provides PRF with copies of the Complaint and all papers associated with its filing. LICENSEE shall have the right to establish an Escrow Account for the mutual benefit of PRF and LICENSEE. For so long as LICENSEE bears any liability for costs or damages as a result of such lawsuit LICENSEE shall be entitled to deposit one-half (1/2) of the royalty payments to be paid to PRF under Paragraph 4.2 hereof into said Escrow Account. The other one-half (1/2) of the royalty payments required to be paid under Paragraph 4.2 hereof shall continue to be paid to PRF under the terms of this Agreement. If no royalty payments are yet due PRF during the period of the defense of any such alleged infringement, LICENSEE shall be entitled to accrue a credit for all sums expended to pay any costs and to pay any damages which may be awarded for infringement, and to offset these expenditures against any royalties to be paid to PRF.
The amounts deposited into the Escrow Account shall be used to pay LICENSEE’s out-of-pocket monetary expenses actually incurred in defending the lawsuit, including attorneys’ fees and any damages assessed against Defendant based specifically and only on Defendant’s manufacture, use or sale of Licensed

Products. The Escrow account shall be established as a Federally Insured deposit account earning interest not less than money market or equivalent rates. The agreement establishing the Escrow Account shall require the Escrow Agent to provide PRF and LICENSEE with accurate accounting reports, to reimburse LICENSEE for its said expenses as approved in writing by PRF, and to remit to PRF any balance left in said account immediately all costs have been paid and all damage awards have been satisfied. PRF shall approve all of out-of-pocket expenses for reimbursement by the Escrow Agent provided the expenses are accurately documented for PRF and shown to be reasonably necessary to the defense of the lawsuit or an actual payment of assessed damages. LICENSEE shall have no recourse against PRF concerning such a lawsuit other than the provisions of this Section 7.4.
ARTICLE VIII — PRODUCT LIABILITY
     8.1 LICENSEE shall indemnify and save PRF and/or Purdue University harmless from any and all claims, demands, actions and causes of action against, PRF whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, distribution, or sale of Licensed Products by or through the LICENSEE or its Affiliates or sublicensees whether or not the claims, demands, actions or causes of action are alleged to have resulted in whole or in part from the negligent acts or omissions of PRF and/or Purdue University or from acts or omissions of such persons for which they are or any of them would otherwise be strictly liable. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action, and shall extend to the Trustees, officers, employees, and agents of PRF and/or Purdue University. This indemnification obligation does not extend to any occurrences or events whether at the PRF’s or Purdue University’s facilities or elsewhere except those occurring in connection with the use, distribution, or sale of Licensed Products by or through LICENSEE, or its Affiliates.
     8.2 LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and PRF in regard to the events covered by Section 8.1 herein. LICENSEE shall name PRF as an additional name insured on said liability insurance. The policy of said liability insurance shall require written notice of termination to be provided to PRF at least thirty (30) days prior to expiration or other cancellation thereof.
     8.3 PRF hereby warrants that as of the Effective Date, it is aware of no fact which places the validity of the Patents into question. Further, PRF hereby warrants that as of the Effective Date, it is unaware of any patent or claim by any third party upon the basis of which PRF has any reason to believe that the making, using or selling of any Licensed Product will infringe any valid United States patent.
     8.4 EXCEPT TO THE EXTENT EXPRESSLY STATED TO THE CONTRARY IN THIS AGREEMENT, PRF SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, MERCHANTABILITY, DESIGN, OPERATION OR FITNESS FOR USE OF LICENSED PRODUCTS OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO LICENSED PRODUCTS OR PATENTS. PRF EXPRESSLY MAKES NO WARRANTY OF VALIDITY OF PATENTS LICENSED HEREUNDER.
ARTICLE IX — EXPORT CONTROLS
     9.1 It is understood that PRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PRF neither represents that a license shall not be required nor that, if required, it shall be issued.
ARTICLE X — NON-USE OF NAMES
     10.1 LICENSEE shall not use the names of the Purdue Research Foundation nor Purdue University nor any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from PRF in each case, except that LICENSEE may state that it is licensed by PRF under one or more of the Patents and/or applications comprising the Patents.
     10.2 LICENSEE agrees that it will not under any circumstances advertise or otherwise state or imply that PRF or Purdue University has tested or approved any product or process.
ARTICLE XI — ASSIGNMENT
     11.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their successors and permitted assigns. LICENSEE shall be permitted to assign its rights and obligations under this Agreement upon the written consent of PRF, which shall not be unreasonably withheld.
ARTICLE XII — TERMINATION
     12.1 If LICENSEE shall be in default of any material obligation hereunder, and shall fail to remedy such default within ninety (90) days after notice thereof by PRF, this Agreement may be terminated at the option of PRF by notice to that effect.
     12.2 LICENSEE shall have the right to terminate this Agreement at any time by giving notice in writing to PRF of its intent to do so at least sixty (60) days prior to a termination date designated in said notice. In the event this Agreement is terminated pursuant to this paragraph 12.2, LICENSEE must pay PRF, not later than sixty (60) days after said designated termination, any royalties due under Article IV prior to the designated termination date.
     12.3 In the event of any termination under this Article, LICENSEE shall, at PRF’s request, assign its rights under any sublicense agreement hereunder to PRF.
     12.4 Unless otherwise terminated as provided herein, this Agreement shall remain in full force and effect until the expiration of the last-to-expire of the Valid Claim or Claims.
     12.5 This License Agreement shall be voidable by PRF in the event LICENSEE files bankruptcy.
ARTICLE XIII — PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS
     13.1 Service of all notices or reports provided for herein shall be deemed duly given if sent by registered or certified mail, postage prepaid, to the addresses below. The date of mailing shall be the date of such notice.

LICENSEE:	President Endocyte Corporation 3000 Kent Avenue, Suite A1-100 West Lafayette, Indiana 47906

PRF:	Office of Technology Commercialization Purdue Research Foundation 1281 Win Hentschel Blvd. West Lafayette, IN 47906
     13.2 LICENSEE agrees to give PRF reasonable notice of all management meetings to be held by LICENSEE involving the Licensed Products and will permit PRF to attend all such meetings.

ARTICLE XIV — GENERAL
     14.1 PRF warrants and represents that as of the date of this Agreement it is the exclusive and sole owner of the Patents and that PRF has the right to make the conveyances set forth herein.
     14.2 LICENSEE shall mark the Licensed Products in accordance with 35 U.S.C. 287 and shall require same of any Affiliates or sublicensees.
     14.3 PRF shall not be liable to LICENSEE for failure by LICENSEE to obtain profit or income from Licensed Products.
     14.3 This Agreement shall be construed according to the laws of the State of Indiana. It constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may not be modified or extended except by written document signed by an executive officer of the Parties.
     14.4 IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

PURDUE RESEARCH FOUNDATION (PRF)	ENDOCYTE CORPORATION (LICENSEE)

/s/ Joseph B. Hornett	/s/ P. Ron Ellis
Signature	Signature

Joseph B Hornett	P. Ron Ellis
Typed Name	Typed Name

Sr. VP, Treasurer and COO	President and CEO
Title	Title

Date: March 1, 2010

APPENDIX A
Pending Applications

Purdue
Reference
Number	Matter #	Application Number	Filing Date	Title	Status
64830		PCT/US2008/073375	8/15/2008	PSMA Binding Ligand-Linker Conjugates and Methods for Using	National Phase applications prior to Feb. 17, 2010 deadline; additional provisional application to be filed in US by Feb. 26, 2010

65261.00.WO		PCT/US2009/061067	10/16/2009	PSMA Binding-Ligand Conjugates and Methods for Using	PCT application filed in October 2009, Nationalization dates for most countries April 17, 2011